Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Broadwind Energy, Inc. (the “Company”) and J.D. Rubin (the “Executive”).

WHEREAS, the Company has implemented a restructuring program, which has, among other things, included an evaluation of the Company’s management structure, as well as the size and structure of the Company’s legal department;

WHEREAS, the Company and the Executive have discussed opportunities to reduce legal expenses and determined that in connection with such efforts, the Executive’s position with the Company should be eliminated;  and

WHEREAS, the Executive and the Company desire to settle fully and amicably all issues between them, including, but not limited to, any issues arising out of the Executive’s employment with the Company pursuant to the Executive’s Amended and Restated Employment Agreement dated December 17, 2012 (the “Employment Agreement”) and the termination of that employment.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive and the Company (sometimes hereafter referred to as the “Parties”), intending to be legally bound, agree as follows:

Section 1.              Termination Date.  As of the close of business on January 18, 2013 (the “Termination Date”), the Executive’s service as an officer of and employment with the Company is terminated and the Executive irrevocably resigns from all other positions with, and boards of directors of, the Company and any subsidiaries and affiliated companies of the Company.

Section 2.              Restrictive Covenants.  The Executive expressly acknowledges and agrees that the terms, conditions and restrictions set forth in Section 5 of the Employment Agreement shall remain in full force and effect as provided therein following the Executive’s termination of employment.  The Executive may seek the Company’s written consent to engage in activities covered by Section 5 of the Employment Agreement, and the granting or denying of such consent shall be provided in writing to the Executive within ten (10) business days of the Executive’s written request for such consent and shall be within the sole discretion of the Company.

Section 3.              Benefits.  Subject to the Executive’s compliance with this Agreement and the restrictive covenants set forth in Section 5 of the Employment Agreement and the Executive’s timely execution of this Agreement and the Release pursuant to Section 8 of this Agreement, the Executive shall receive the severance benefits set forth in this Section 3 (collectively referred to herein as the “Severance Benefits”).

(a)           Severance.  Executive shall receive a cash severance benefit of $345,938 (the “Salary Benefit”), which equals the Executive’s base salary for a period of 18-months following the Termination Date. The Salary Benefit shall be payable in equal installments in accordance with the Company’s normal payroll schedule and the terms of the Employment Agreement.

(b)           Payment In Lieu of Continued Benefits Coverage.  Provided the Executive (and the Executive’s eligible dependents, if applicable) timely elects continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Executive shall receive a payment in the gross amount of $25,117, representing the cost of COBRA premiums for 18 months of health coverage, as calculated by the Company.  Such payment, which shall constitute taxable income to the Executive, shall be paid for a period of 18-months following the Termination Date in accordance with the Company’s normal payroll schedule and the terms of the Employment Agreement.

(c)           Restricted Stock Units.  In lieu of any amounts due to the Executive under the Company’s Executive Short-Term Incentive Plan (the “STIP”), the unvested restricted stock units (the “Unvested Units”), which were awarded by the Company to the Executive pursuant to  Restricted Stock Unit Award Agreements under the Company’s 2007 Amended and Restated Equity Incentive Plan (the “2007 EIP”) and a Restricted Stock Unit Agreement under the Company’s 2012 Equity Incentive Plan (the “2012 EIP”), each with the grant dates set forth in the chart below and which would have otherwise been forfeited under the terms of such Restricted Stock Unit Award Agreements upon the Termination Date, shall not be forfeited and shall have the following accelerated vesting schedule:

Grant Date	Outstanding Units	Vesting Date
5/4/2012	16,124	1/18/2013
3/7/2011	4,159	1/18/2013
3/9/2010	642	1/18/2013
4/29/2009	226	1/18/2013
10/17/2008	500	1/18/2013

The Executive acknowledges and agrees that he is not entitled to receive any additional equity awards of any type from the Company under the STIP, 2007 EIP, 2012 EIP or otherwise and, without limiting the foregoing, he acknowledges that he is forfeiting (i) 34,594 unvested performance-based restricted stock units that were awarded by the Company to Executive pursuant to the Restricted Stock Unit Award Agreement dated December 20, 2011 under the 2007 EIP and (ii) any payments under the Company’s STIP for periods prior to the Termination Date.

(d)           Outplacement. In lieu of payment for the full 30 day prior written notice of termination pursuant to Section 6(a) of the Employment Agreement, the Executive shall be provided with outplacement services through the Executive (12 Month) Program with Challenger, Gray & Christmas, Inc.

Section 4.              Final Paycheck and Business Expenses.  Regardless of whether the Executive signs this Agreement, the Company will pay the Executive (i) his final paycheck for his employment services, and for his earned and unused vacation time, through the Termination Date and (ii) the Executive’s base salary for 15 days of service which, together with the outplacement services set forth in Section 3(d) of this Agreement, constitutes satisfaction of the Company’s requirement to provide 30 day written notice under Section 6(a) of the Employment Agreement.  The Company also will reimburse the Executive for reasonable business expenses appropriately incurred by the Employee prior to the Termination Date in furtherance of his employment with the Company, subject to the Company’s applicable business expense reimbursement policy.  The Executive shall submit all requests to the Company for expense reimbursements within 10 days after the Termination Date.  Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

Section 5.              Executive Acknowledgement.  The Executive acknowledges and agrees that, subject to fulfillment of all obligations provided for herein, the Executive has been fully compensated by the Company for all amounts owed to him under the Employment Agreement and the Company’s policies, practices, and rules, and any applicable law, and that nothing is owed to Executive with respect to salaries, bonuses, benefits or any other form of compensation.  The Executive further acknowledges and agrees that the Severance Benefit referred to in Section 3 is consideration for the Executive’s promises contained in this Agreement, and that the Severance Benefit is above and beyond any wages, salary, severance, or other sums to which the Executive is entitled from the Company under the terms of the Executive’s employment or under the Employment Agreement or any other contract or law.

Section 6.              Termination of Benefits.  Except as provided in Section 3 above, the Executive’s participation in all employee benefit (pension and welfare) and compensation plans will cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments which are vested as of the Termination Date under any applicable tax qualified pension or other tax qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Section 7.              Consulting Services.  As partial consideration for the accelerated vesting of the Unvested Units pursuant to Section 3(c) of this Agreement, the Executive hereby agrees to make himself available to perform consulting services with respect to the businesses conducted by the Company, up to a maximum of forty (40) hours.  In accordance with the terms of this Agreement, the Executive shall comply with reasonable requests for the Executive’s consulting services and shall devote his reasonable best efforts, skill and attention to the performance of such consulting services.  The Executive shall take his direction as a consultant solely from the Board of Directors of the Company or the Company’s Chief Executive Officer and shall not interact with any of the Company’s other employees in his capacity as a consultant, except (i) for interactions with members of the Company’s Extended Executive Team, the Associate General Counsel of the Company and the Company’s senior paralegal to the extent necessary to perform the consulting services contemplated by this Section 7 and (ii) to the extent he is directed to do so by the Company’s Board of Directors or the Chief Executive Officer.  Notwithstanding anything herein to the contrary, the Company and Executive agree that in no event shall the level of consulting services to be provided by the Executive pursuant to this Section 7 shall exceed more than 20% of the average level of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

Section 8.              Release of Claims.  The benefits and payments to Executive provided under this Agreement are subject to Executive’s execution of and delivery to Company by the tenth (10th) day following the Termination Date of a release and waiver of claims (the “Release”) in the form attached hereto as Exhibit A.

Section 9.              Representations by Executive.  The Executive represents warrants (a) that Executive is legally competent to execute this Agreement; (b) that the Executive has not relied on any statements or explanations made by the Company or its attorneys; (c) that the Executive has read and understands the terms and effect of this Agreement; (d) that the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement and Exhibit A attached hereto; and (e) that the releases and waiver of claims under this Agreement and Exhibit A attached hereto are in exchange for consideration in addition to anything of value to which the Executive already is entitled.  Moreover, the Executive hereby acknowledges that the Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement and of his right to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Exhibit A attached hereto.  The Executive acknowledges that the Executive has been offered ten (10) days to consider this Agreement.  After being so advised, and without coercion of any kind, the Executive freely, knowingly, and voluntarily enters into this Agreement and this Agreement shall be effective on the date the Agreement has been duly executed by the required parties (the “Effective Date”).

Section 10.            Company Property.

(a)           The Executive agrees to immediately return to the Company all information, property, and supplies belonging to the Company and/or its affiliates, including without limitation, any company autos, keys (for equipment or facilities), laptop computer and related equipment, cellular phone, smart phone or PDA (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing Confidential Information or relating to the Company’s and/or its affiliates’ business.

(b)           The Executive agrees that the Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access or in any way alter or modify any of the databases, e-mail systems, software, computer systems or hardware or other electronic, computerized or technological systems of the Company.  The Executive acknowledges and agrees that any such conduct by the Executive would be illegal and could subject the Executive to legal action by the Company, including without limitation claims for damages and/or appropriate injunctive relief.

Section 11.            Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the “Legal Matters”) involving the Company, or any of its current or former officers, employees or board members (collectively, the “Disputing Parties” or, individually, a “Disputing Party”), the Executive agrees to make himself reasonably available and provide his reasonable best efforts, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide truthful declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give truthful depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested.    The Company agrees to reimburse the Executive for

all reasonable out-of-pocket expenses associated with such assistance, including meals, travel and hotel expenses, if any.

Section 12.            No Admissions.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Releasees (as defined in Exhibit A attached hereto) that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise.  The Company and the other Releasees deny that they have taken any improper action against the Executive, and the Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of the Releasees.

Section 13.            Non-Waiver.  The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

Section 14.            Withholding.  All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions.

Section 15.            Choice of Law; Forum; Attorneys’ Fees.  This Agreement is executed pursuant to and is governed by the substantive law of Illinois without regard to choice-of-law principles.  All claims shall be brought, commenced and maintained only in a state or federal court of competent jurisdiction situated in the County of Cook, State of Illinois.  The Parties each hereby (i) consents to the exercise of jurisdiction over his or its person and property by any court of competent jurisdiction situated in the County of Cook, State of Illinois for the enforcement of any claim, case or controversy based on or arising under this Agreement, (ii) waives any and all personal or other rights to object to such jurisdiction for such purposes; and (iii) waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court.

Section 16.            Entire Agreement.  The Employment Agreement is hereby terminated, null and void, except that Sections 4, 5, 11, and 12 of the Employment Agreement and the Indemnification Agreement, dated May 13, 2010, between the Company and the Executive, shall continue in full force and effect in accordance with their respective terms.  Except as otherwise provided in Section 3 of this Agreement and in the foregoing sentence, this Agreement sets forth the entire agreement of the parties with respect to the subject matter described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral and written, between such parties regarding such matters.

Section 17.            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 18.            Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction (after reformation pursuant to Section 5(h) of the Employment Agreement pursuant to Section 3 of this Agreement, where applicable), the validity and enforceability of the remaining provisions shall not be affected thereby.  In addition, Executive agrees and stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees and the Company would not have entered into this Agreement without the Executive binding the Executive to these restrictions and requirements.  In the event of the Executive’s breach of this Agreement, in addition to any other remedies the Company has and without bond and without prejudice to any other rights and remedies that the Company may have for the Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Benefits pursuant to this Agreement and shall be entitled to an injunction to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with the Executive.  The Executive further stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period which equals the time period during which the Executive is or has been in violation of the restrictions contained herein.

Section 19.            Miscellaneous.  The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement.  Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel.  Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel.  This Agreement shall be binding upon and inure to the benefit of the Executive and Executive’s heirs and personal representatives and the Company and its successors, representatives and assigns.  This Agreement may be modified only in a written agreement signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

J.D. Rubin

/s/ J.D. Rubin	Date: January 14, 2013
J.D. Rubin

Broadwind Energy, Inc.

/s/ Peter Duprey	Date: January 14, 2013
By: Peter Duprey
Its: President and Chief Executive Officer

Exhibit A

Release and Waivers of Claims

Broadwind Energy, Inc. (the “Company”) and J.D. Rubin (the “Executive”) hereby enter into this Release (“Release”) in accordance with the Separation Agreement between the Company and the Executive dated as of January     , 2013 (the “Agreement”).  Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement.

1.             The Executive understands and agrees that the Executive’s execution of this Release within ten days after (but not before) the Termination Date is among the conditions precedent to the Company’s obligation to provide any of the payments or benefits set forth in Section 3 of the Agreement.  The Company will provide such payments or benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.

2.             The term “Released Parties” as used in this Release includes:  (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

3.             The Executive, on the Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, assigns, and anyone claiming through the Executive or on his behalf, hereby waives and releases the Company and the other Releasees with respect to any and all liability, claims and demands the Executive now has or has ever had, whether currently known or unknown, against the Company or any of the other Releasees arising from or related to any act, omission or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release.  Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include but are not limited to:

(a)           any and all claims arising from or relating to Executive’s employment, the terms and conditions of Executive’s employment, or the termination of Executive’s employment, including without limitation any and all claims relating to wages, bonuses, other compensation, or benefits, and any and all claims arising from or relating to any employment contract (including without limitation the Employment Agreement);

(b)           any and all claims arising from or relating to any employment or other federal, state, local, employment, or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation any of the following laws as amended from time to time:  the United States Constitution or the constitution of any state; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Illinois Human Rights Act or similar applicable statute of any other state; the Executive Retirement Income Security Act of 1974; the Age Discrimination in Employment Act;

the Americans with Disabilities Act; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; Executive Order 11246; the Illinois Equal Pay Act; the Cook County Human Rights Ordinances; and any other federal, state or local statute, ordinance or regulation with respect to employment;

(c)           any and all claims with respect to Executive’s employment with the Company or other association with the Company through the Effective Date;

(d)           any and all claims under any tort or common law theory, including, but not limited to all claims for breach of contract (oral, written or implied), defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, wrongful termination, invasion of privacy, tortious interference, fraud, estoppel, unjust enrichment, and negligence; and

(e)           any and all claims that were or could have been asserted by the Executive or on his behalf  in any federal, state, or local court, commission, or agency.

The Executive acknowledges, agrees, represents, and warrants, without limiting the generality of the above release, that (i)  the Executive hereby irrevocably and unconditionally waives any and all rights to recover damages concerning the claims that are lawfully released in this Release, (ii) the Executive has not previously filed, initiated, or joined in any such claims or proceedings against any of the Releasees; (iii) no such proceedings have been initiated against any of the Releasees on the Executive’s behalf; (iv) the Executive is the sole owner of the claims that are released above; and (v) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity.

4.             Excluded from the Release above are any claims or rights which cannot be waived or released by law.  Also excluded is Executive’s right to file a charge with an administrative agency or participate in any agency investigation.  Executive is, however, waiving the right to recover any money in connection with a charge or investigation.  Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

5.             The Executive represents warrants (a) that Executive is legally competent to execute this Release; (b) that the Executive has not relied on any statements or explanations made by the Company or its attorneys; (c) that the Executive has read and understands the terms and effect of this Release; (d) that the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release; and (e) that the releases and waiver of claims under this Release are in exchange for consideration in addition to anything of value to which the Executive already is entitled.  Moreover, the Executive hereby acknowledges that the Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release and of his right to be advised by legal counsel regarding the terms of this Release.  The Executive acknowledges that the Executive has been offered ten (10) days to consider this Release.  After being so advised, and without coercion of any kind, the Executive freely, knowingly, and voluntarily enters into this Release and this Release shall be effective on the date the Release has been duly executed by the required parties.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

J.D. RUBIN	BROADWIND ENERGY, INC.

By:

Date:	Title:

Date: